Exhibit (a)(5)(A)

From: ROLE-Stock Administrator

Sent: March 29, 2007

To: Employee

Subject: Important Company Meeting — Please read

Importance: High

Hello,

Blue Coat Systems has determined that you hold options affected by Section 409A. Attached is a personalized Stock Option Spreadsheet so that you can easily see those options which are potentially subject to the tax consequences of Section 409A. Please plan to attend one of the company meetings listed below.

Background

Section 409A is an Internal Revenue Code provision that puts a series of operating rules on items considered to be “deferred compensation.” Failure to comply with these operating rules results in potentially adverse income tax consequences to you, including certain additional (penalty) taxes on affected income amounts. Now considered deferred compensation and therefore subject to the operating rules of Section 409A are certain stock options vesting after December 31, 2004, if they were granted to you at a discount from Blue Coat Systems stock’s fair market value.

Fortunately, the IRS has provided a transition period for Section 409A, during which time the Company can offer you a solution to help you avoid these adverse tax consequences. However, you must consent to receiving the solution; it is not automatically applied to your affected options.

Meeting Notices

To help you understand Section 409A’s effects on stock options you hold as well as Blue Coat Systems’ proposed solution to help you overcome these tax consequences, beginning today we are holding a series of employee meetings on the topic. We encourage you to attend. The schedule of meetings is as follows:

Meeting #1: Thursday, March 29, 2007 @ 10:00 AM PDT in the 1st Floor Cafeteria (and on WebEx)

Meeting #2: Thursday, March 29, 2007 @ 12:30 PM PDT in the 1st Floor Cafeteria (and on WebEx)

Meeting #3: Friday, March 30, 2007 @ 10:00 AM PDT 1st Floor Cafeteria (and on WebEx)

Meeting #4: Monday, April 2, 2007 @ 10:00 AM PDT 1st Floor Cafeteria (and on WebEx)

Meeting #1

Topic: Blue Coat Company Meeting

Date: Thursday, March 29, 2007

Time: 10:00 am, Pacific Daylight Time (GMT -07:00, San Francisco)

Meeting Number: 335 960 518

Meeting Password:

Teleconference = 1-866-205-4008

Access code =

1. Go to https://bluecoat.webex.com/bluecoat/j.php?ED=92739997&UID=50457322

2. Enter your name and email address.

3. Enter the meeting password:

4. Click “Join”.

Meeting #2

Topic: Blue Coat Company Meeting

Date: Thursday, March 29, 2007

Time: 12:30 pm, Pacific Daylight Time

Meeting Number: 339 158 672

Meeting Password:

Teleconference = 1-866-205-4008

Access code =

1. Go to https://bluecoat.webex.com/bluecoat/j.php?ED=92740142&UID=50457527

2. Enter your name and email address.

3. Enter the meeting password:

4. Click “Join”.

Meeting #3

Topic: Blue Coat Company Meeting

Date: Friday, March 30, 2007

Time: 10:00 am, Pacific Daylight Time (GMT -07:00, San Francisco)

Meeting Number: 337 864 868

Meeting Password:

Teleconference = 1-866-205-4008

Access code =

1. Go to https://bluecoat.webex.com/bluecoat/j.php?ED=92764557&UID=50508912

2. Enter your name and email address.

3. Enter the meeting password:

4. Click “Join”.

Meeting #4

Topic: Blue Coat Company Meeting

Date: Monday, April 2, 2007

Time: 10:00 am, Pacific Daylight Time (GMT -07:00, San Francisco)

Meeting Number: 336 876 681 Meeting

Password:

Teleconference = 1-866-205-4008

Access code =

1. Go to https://bluecoat.webex.com/bluecoat/j.php?ED=92764582&UID=50508942

2. Enter your name and email address.

3. Enter the meeting password:

4. Click “Join”.

Proposed Solution

THE PROGRAM SUMMARIZED BELOW WILL INVOLVE A FORMAL TENDER OFFER BY THE COMPANY TO AMEND CERTAIN OUTSTANDING OPTIONS COVERED BY SECTION 409A OF THE INTERNAL REVENUE CODE. YOU WILL BE NOTIFIED WHEN THAT TENDER OFFER COMMENCES. WE ADVISE YOU TO READ THE TENDER OFFER STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION WITH RESPECT TO YOUR STOCK OPTIONS. WE WILL DELIVER THE ACTUAL TENDER OFFER DOCUMENTS TO ALL AFFECTED EMPLOYEES BY EMAIL WHEN THE TENDER OFFER COMMENCES, AND THOSE DOCUMENTS WILL ALSO BE AVAILABLE FOR FREE AT THE SECURITIES AND EXCHANGE COMMISSION’S PUBLIC WEBSITE.

The summary below does not take the place of the legal documentation that will be distributed to affected individuals when we officially start the program. We recommend that you consult with your personal tax advisor to determine the specific consequences to you of accepting or declining participation in the program.

Proposed 409A Solution

In simplest terms, Blue Coat Systems proposes to take your 409A-affected options out of 409A’s area of coverage by removing the discount element from the option. By doing so, the option is no longer discounted, and therefore is not subject to the operating rules or potentially adverse income tax consequences of Section 409A. Any discount element removed from your options will be paid to you via a taxable cash bonus.

Blue Coat Systems plans to achieve this solution via a “Tender Offer,” which is the SEC-prescribed method for obtaining your permission to amend options you already hold. This tender offer covers Blue Coat Systems employees who are subject to United States taxation and who currently hold discounted stock options that vest after December 31, 2004 which are subject to 409A. The Tender Offer document, which will be filed with the SEC, is the legal representation of the remedy that we propose to offer you as a means to avoid the adverse tax consequences under 409A.

Principal aspects of the Offer are:

1.	The tender offer will provide you with an election to increase the exercise price of your eligible discounted option to its “Adjusted Exercise Price” (provided you accept the offer and remain an employee until the date the Offer expires). Only options which are outstanding and unexercised when the Tender Offer closes will be offered this 409A solution. Anything exercised by you in 2007 that could have been corrected via the Tender Offer will not be corrected via the Tender Offer. Further, you may face the adverse tax consequences of 409A by exercising in 2007 before the Tender Offer closes options that could have been corrected via the Tender Offer.

2.	The “Adjusted Exercise Price” will be the fair market value of our common stock on the actual grant date of your eligible discounted option.

3.	Once the exercise price has been amended to its adjusted exercise price, your affected options will no longer be subject to 409A.

4.	Each recipient who accepts the tender offer and complies with its terms will receive a cash bonus equal to the amount (if any) by which the adjusted exercise price exceeds the original exercise price of the affected options.

5.	The cash bonus will be paid in January of 2008, regardless of whether you are employed by Blue Coat Systems at that time. The payment will be subject to the Company’s withholding of all applicable taxes.

6.	You must remain an employee or service provider until the Tender Offer closes.

Preparing 2006 Income Tax Returns

The meetings are designed to be general presentations about 409A and its potential effects on you. Blue Coat Systems does not supply individual tax advice to its employees; only your income tax advisor can provide you with individual tax advice for your tax situation. Unless and until you are informed that there is an impact to your 2006 income tax returns, you should not assume that there is anything you need to do differently as a result of Section 409A’s provisions.